UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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[_] Definitive Proxy Statement
[_] Definitive Additional Materials
[X] Soliciting Material Pursuant to § 240.14a -12

ATMEL CORPORATION

(Name of Registrant as Specified In Its Charter)

GEORGE PERLEGOS

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was issued by George Perlegos on April 11, 2007.

Investor Contacts:	Media Contacts:
MacKenzie Partners, Inc.	Sard Verbinnen & Co
Dan Burch/Larry Dennedy	Hugh Burns/Lesley Bogdanow: 212-687-8080
1-800-322-2885	Paul Kranhold/Andrew Cole: 415-618-8750

GEORGE PERLEGOS FILES COUNTERCLAIM ALLEGING MATERIAL
MISREPRESENTATIONS IN ATMEL PROXY MATERIALS

Alleges Atmel Proxy Materials Misstate Benefits of Company’s Restructuring
Plan, Omit Significant Details Regarding Laub’s Experience, Qualifications and
Compensation and Mischaracterize Delaware Court Ruling

San Jose, Calif., April 11, 2007 – George Perlegos, the largest individual shareholder of Atmel Corporation (Nasdaq: ATML), today filed an Answer and Counterclaim in the lawsuit filed by Atmel against him on March 23, 2007 in the United States District Court for the Northern District of California. In his Counterclaim, George Perlegos seeks to compel Atmel to issue corrective statements and to enjoin the Company from making further misstatements so that Atmel’s shareholders have complete and accurate information prior to voting at the Special Meeting of Shareholders scheduled for May 18, 2007. Atmel shareholders of record as of April 5, 2007 are entitled to vote at the Special Meeting.

Mr. Perlegos is seeking support from fellow Atmel shareholders to elect five nominees he believes are highly qualified and independent individuals to replace five members of Atmel’s current Board of Directors at the Special Meeting. Mr. Perlegos is not one of the nominees. If his five nominees are elected, Mr. Perlegos would also seek to add three additional individuals to the Atmel board. Mr. Perlegos, a founder of Atmel, led the company as President, Chief Executive Officer and Chairman from its inception in 1984 until August 2006. He beneficially owns approximately 5.3% of Atmel’s outstanding shares.

Misstatements and Omissions Concerning Atmel’s New Strategic Initiatives

In his Counterclaim, Mr. Perlegos alleges that recent statements by Robert Avery, Atmel’s Vice President of Finance and Chief Financial Officer, indicate that Atmel’s proxy materials significantly overstate the benefits of the restructuring plan adopted by the board in December 2006. In summary, Mr. Perlegos alleges:

  Atmel has represented in its proxy filing that it expects its strategic initiatives to result in cost savings in the range of $70 million to $80 million in 2007, reaching an annual rate of $80 million to $95 million by 2008. However, at a March 7, 2007 conference hosted by Morgan Stanley, Mr. Avery provided additional information about the restructuring plan that casts doubt on the disclosures in Atmel’s proxy materials.
  Specifically, Mr. Avery stated that Atmel expects a cost reduction of only $20 million in 2007, all due to headcount reduction. Atmel’s April 9 proxy solicitation does not make it clear that the headcount reduction will contributeto Atmel’s claimed cost reductions; a reasonable shareholder could incorrectly conclude that these projected savings are in addition to those projected from the Company’s restructuring plan.
  The remaining $50 million to $60 million in projected 2007 cost savings actually represent depreciation on Atmel’s fabrication facility in North Tyneside, United Kingdom, which cannot be taken as a result of the decision to sell that facility. Atmel’s proxy materials omit any reference to the $200 million write off that it was forced to take in December 2006 to value the facility at fair market value because of its planned sale.
  Mr. Avery also stated that projected 2008 cost savings of $60 to $75 million are contingent on selling the UK facility and entering into favorable supply arrangements with the as yet unknown buyer or another manufacturer. The uncertainties associated with these estimates are not disclosed in Atmel’s materials. Even though Atmel announced its strategic initiatives in December 2006, Mr. Avery conceded that it did not hire a broker to sell the UK facility until March 7, 2007.
  Mr. Avery also admitted that Atmel did not expect to sell the fabrication facility in Heilbronn, Germany until at least 2008. The sale of this facility was first announced by Atmel in December 2006. There is no mention of the expected delay in the sale in Atmel’s proxy solicitation materials.

Misstatements and Omissions Concerning Atmel CEO Steven Laub

In his Counterclaim, Mr. Perlegos alleges that Atmel’s proxy solicitations omit significant details regarding the prior experience and qualifications of Mr. Laub, and also misrepresent the manner in which Mr. Laub’s compensation package was determined.

First, Atmel’s proxy fails to make it clear that, before becoming CEO of Atmel, Mr. Laub’s sole experience as a public company CEO was during a brief, ten-week period at Silicon Image, Inc., a company less than one-third the size of Atmel. According to his own letter of resignation, Mr. Laub resigned from that position due to “fundamental issues of relative role and responsibility that unexpectedly arose as early as [his] first week of employment, just two months ago.” In Atmel’s earlier preliminary proxy statement filed on March 23, 2007, it stated that Mr. Laub was President and CEO of Silicon Image “[f]rom 2004 to 2005.” Shareholders reading this statement could have concluded that Mr. Laub actually held the CEO position for approximately two years – as opposed to a ten-week period that happened to span two calendar years.

After Mr. Perlegos advised shareholders of the misleading nature of Atmel’s disclosure in his letter to shareholders on March 30, 2007, Atmel changed its proxy statement to state that “From November 2004 to January 2005, Mr. Laub was

President and Chief Executive Officer of Silicon Image, Inc., a provider of semiconductor solutions.” This disclosure is still inadequate. Shareholders reading this statement could conclude that Mr. Laub held the CEO position for three months when, according to the public filings of Silicon Image, Mr. Laub actually held his position as CEO for a ten-week period from November 11, 2004 to January 20, 2005. The April 9 solicitation fails to fully explain both the length of Mr. Laub’s tenure as CEO and the reasons for his untimely and hasty departure from the company.

Second, the April 9 solicitation omits key facts relating to Mr. Laub’s tenure at Lattice Semiconductor Corporation and his departure from that company. For the nine full calendar quarters that coincided with Mr. Laub’s approximate two-year tenure as President of Lattice, the Company suffered a net loss in every quarter. During Mr. Laub’s tenure as President, Lattice’s stock price declined by over 50%, and the Company lost approximately 30% of its share of the market for programmable logic devices. Mr. Laub left his position at Lattice for unspecified “personal reasons.”

The April 9 solicitation also fails to disclose significant accounting irregularities that arose during Mr. Laub’s tenure at Lattice, which required Lattice to restate its financial statements for the first three quarters of 2003 and led to the filing of a class action lawsuit. The lawsuit – which named Mr. Laub as an individual defendant – alleged that the company and its executives “manipulated Lattice’s financial statements to inflate its revenues and gross margins, and understate its liabilities and net losses, causing Lattice’s shares to trade at artificially inflated levels.”

Third, Atmel has misrepresented the manner in which Mr. Laub’s compensation package was awarded. Notwithstanding Mr. Laub’s lack of prior experience and the lack of a proper search for a permanent CEO, the board awarded Mr. Laub a compensation package that dramatically exceeds any compensation ever given to an Atmel executive.

Mr. Laub’s compensation package includes:

  not less than $1.4 million of total targeted annual compensation, consisting of an annual salary of $700,000 plus annual cash incentives in a target amount of not less than $700,000;
  options for 4 million shares of common stock, subject to NASDAQ approval, of which 1,450,000 shares were issued immediately upon his appointment;
  options for 500,000 shares granted on January 2, 2007 and a contractual obligation to issue Mr. Laub an additional 1,000,000 restricted shares if, as it appears to be the case based on public disclosures, NASDAQ does not allow Atmel to grant him options covering the full 4,000,000 shares; and
  a "golden parachute" that will accelerate his option vesting and pay him at least $2.1 million if he is removed.

Atmel’s April 9 proxy solicitation states that the “Compensation Committee determines the compensation for all of Atmel's executive officers,” that executive compensation is “overseen and administered by the Compensation Committee,” and that the “Compensation Committee has not delegated any of its authority with respect to any material component of the compensation of the executive officers of Atmel.” Those statements suggest that the Compensation Committee negotiated and determined Mr. Laub's compensation. In the Delaware litigation, however, Atmel director David Sugishita testified that, although he was not a member of the Compensation Committee, he negotiated Mr. Laub’s employment contract and that the Compensation Committee approved it only after it had already been signed.

The April 9 solicitation is also false and misleading because it states that the Compensation Committee considers numerous factors in determining CEO compensation, which could not have reasonably been considered in the three days between Mr. Laub’s agreement to serve on August 3, 2006 and the employment agreement’s approval, three days later, on August 6, 2006, particularly because the Compensation Committee did not meet during that period.

Since Mr. Laub took over as CEO, Atmel’s net revenues have significantly declined. Net revenues began declining in the third quarter of 2006 as compared to the second quarter of 2006, and declined further, by approximately 5%, in the fourth quarter of 2006 as compared to the third quarter of 2006 (excluding revenues from Atmel’s Grenoble, France subsidiary that was sold in the third quarter of 2006). Current management has projected a further decline in net revenues, by as much as 8%, in the first quarter of 2007 as compared to the fourth quarter of 2006. Additionally, net cash decreased 4% from September 30, 2006 to December 31, 2006, the first quarter during which the current board and management did not have the benefit of the one-time sale of the Grenoble, France subsidiary.

The process by which Atmel negotiated Mr. Laub’s compensation package, coupled with his undisclosed lack of CEO qualifications, hasty departures from Silicon Image and Lattice, and Atmel’s poor performance during his tenure are key facts that Mr. Perlegos believes are material to Atmel’s stockholders as they evaluate the current board of directors’ decision to hire Mr. Laub as President and CEO with no search for qualified candidates, and decide whether Mr. Laub, and the four directors who hired him, have the necessary experience, judgment and vision to lead Atmel.

Misstatements and Omissions Concerning the Delaware Court Ruling

In his Counterclaim, Mr. Perlegos alleges that Atmel’s press releases and proxy solicitation materials contain a number of misstatements and omissions concerning the background of the special meeting and materially misrepresent the nature of the litigation before the Delaware Court of Chancery. For example, he alleges:

  Atmel consistently fails to mention that the Court of Chancery found the Company’s investigation into certain allegations regarding the misuse of travel resources to be flawed. Specifically, the Court of Chancery described the investigation as “somewhat distant from ideal” and went on to observe that there was “some room for discomfort with the thoroughness and fairness ofthe investigation.”
  Atmel has consistently and selectively quoted from the Court of Chancery opinion to imply that the Delaware proceeding commenced under Section 225 of the Delaware General Corporation Law was a trial on the merits of Mr. Perlegos’s removal. It was not. The decision of the Court of Chancery was merely one in which the Court, acting within the very limited scope of Section 225, deferred to the board’s reliance on the investigation report. In fact, the Court specifically stated that its concerns with the “thoroughness and fairness of the investigation” were “not the substantive merits-based questions which the Court, can, or should, resolve in the context of a Section 225 action.” Without the context of the scope of the Section 225 review, Atmel’s description misrepresents the court’s findings and is materially misleading.
  Atmel consistently fails to mention that the Board’s original investigation into the alleged misuse of travel resources concluded that the head of Atmel’s in-house travel office, Shahram Davani, acted alone. According to Mr. Perlegos’s counterclaim, it was only after the board’s audit committee negotiated an agreement with Davani that eliminated any threat of criminal charges and allowed him to retain over half of the money he stole did he present unreliable and uncorroborated evidence against Mr. Perlegos, which Atmel accepted without confirmation.
  Atmel consistently fails to mention that its investigator, Mr. Bergeson, did not corroborate information from Mr. Davani. In fact, Mr. Bergeson admitted in the Delaware proceedings that he never confirmed whether the information obtained from Mr. Davani regarding Mr. Perlegos was accurate, nor did he ask Mr. Perlegos about Mr. Davani’s allegations or give him a reasonable opportunity to respond to allegations that were used as the basis of Mr. Perlegos’s termination.

Response to Atmel’s Meritless Claims

The Answer to Atmel’s Complaint asserts there is no merit to Atmel’s claims and that Atmel’s claims fail to allege facts sufficient to state a claim against Mr. Perlegos. Mr. Perlegos asserts that he has complied – and will continue to comply – with all applicable provisions of the federal securities laws. Specifically:

  Contrary to Atmel’s allegations, George Perlegos has not made any false or misleading statements in violation of Section 14(a) of the Securities and Exchange Act of 1934.
  Contrary to Atmel’s allegations, Messrs. George and Gust Perlegos are not acting as a “group” for purposes of Section 13 of the Securities and Exchange Act of 1934 and therefore are not required to file a Form 13-d as Atmel claims.

Mr. Perlegos believes that he has acted reasonably and in good faith and that Atmel shareholders have only been prejudiced by Atmel’s material misstatements and omissions in Atmel’s proxy materials.

Latham & Watkins LLP, Farella Braun & Martel LLP, and Potter Anderson & Corroon LLP are acting as legal counsel to Mr. Perlegos.

IMPORTANT INFORMATION

Atmel Corporation shareholders are strongly advised to read the proxy statement when it becomes available because it will contain important information. A definitive proxy statement and a form of proxy will be mailed to Atmel Corporation shareholders and will be available at no charge at the Securities and Exchange Commission’s website at www.sec.gov.

INFORMATION REGARDING THE PARTICIPANTS

George Perlegos is a founder of Atmel Corporation. He served as President, Chief Executive Officer and Chairman of the Board of Atmel Corporation from December 1984 until August 2006.

George Perlegos is the beneficial owner of 25,871,908 shares of common stock in Atmel Corporation, representing approximately 5.3% of the outstanding shares, based upon the 486,797,048 shares of common stock reported by Atmel Corporation to be outstanding as of April 20, 2006 in its Quarterly Report on Form 10-Q filed with the SEC on May 5, 2006. None of the nominees or the additional individuals who the nominees intend to appoint to the Atmel board owns any shares of Atmel Corporation.

George Perlegos, the nominees and the additional individuals will be the participants in the solicitation of proxies. Mr. Perlegos intends to seek reimbursement from Atmel Corporation of the expenses he incurs in connection with his solicitation of proxies.

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